Exhibit 8.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001

Main Tel #1 212 506 2500
Main Fax + 1 212 262 1910
www.mayerbrown.com

May 22, 2024

Great Ajax Corp.

13190 SW 69th Parkway, Suite 110

Tigard, Oregon 97223

Re:	Great Ajax Corp.—Status as a Real Estate Investment Trust; Information in Prospectus under Heading Material U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Great Ajax Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offer and resale, from time to time, by the selling stockholders identified in the Registration Statement, or their respective transferees, assignees or successors-in-interest (the “selling stockholders”), of up to an aggregate of 12,046,218 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share. The Shares being registered under the Registration Statement may be offered by the selling stockholders from time to time as permitted under the provisions of Rule 415 under the Securities Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

You have requested our opinion as to certain federal income tax matters regarding the Company. Although you may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Company and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, you may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Registration Statement and (ii) a certificate executed by duly appointed officers of the Company (the “Officer’s Certificate”) setting forth certain factual representations, dated May 22, 2024. We have also relied on the conclusion reached in the private letter ruling, dated February 9, 2016, that the Company received from the Internal Revenue Service. In addition, we have examined and relied upon such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Our opinion is based on (a) our understanding of the facts as represented to us in the Officer’s Certificate and (b) the assumption that (i) the Company and its subsidiaries have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states, (ii) the Company is operated, and will continue to be operated, in the manner described in the Officer’s Certificate, (iii) the facts contained in the Registration Statement are true and complete in all material respects, (iv) all representations of fact contained in the Officer’s Certificate are true and complete and (v) any representation of fact in the Officer’s Certificate that is made “to the knowledge of” or similarly qualified is correct without such qualification. While we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, there is no assurance that they are or will ultimately prove to be accurate.

We note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a “real estate investment trust” (“REIT”) for federal income tax purposes depends upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

Based upon, and subject to, the foregoing and the following paragraph below, we are of the opinion that, as of the date hereof:

1.            Commencing with its taxable year ended December 31, 2024, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2024 and future years.

2.            We have reviewed the statements included or incorporated by reference in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” and, insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

This opinion is furnished to you solely for use in connection with the Registration Statement. The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is solely for the information and use of the addressees in connection with the transactions described above and it speaks only as of the date hereof. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. This opinion letter may not be distributed, quoted in whole or in part or relied upon for any purpose by any other person, or otherwise reproduced in any document, or filed with any governmental agency without our express prior written consent.

Very truly yours,

/s/ Mayer Brown LLP